ePLUS REPORTS RECORD REVENUES FOR THE QUARTER ENDED SEPTEMBER 30, 2005

                     Revenues Increase 14% to $174 Million

HERNDON, VA - November 14, 2005 - ePlus inc. (Nasdaq NM: PLUS - news), a leading provider of Enterprise Cost Management (ECM), today announced financial results for its second quarter ended September 30, 2005. Total revenues increased 14% to $174 million from $153 million. Net earnings decreased 7% to $1.9 million from $2.1 million, but increased 48% as compared to the prior sequential quarter earnings of $1.3 million. Fully diluted earnings per share in the second quarter declined 5% to $0.21 from $0.22 recorded the prior year. For the six months ended September 30, 2005, ePlus reported record revenues of $324 million, net earnings of $3.2 million, and fully diluted earnings per share of $0.36.

The increase in revenues was primarily attributable to organic growth from the Company's more than 2,000 customers, and new customers, who recognize the benefit of ePlus' Enterprise Cost Management solutions. ePlus has continued to expand its product and professional services offerings, and believes that its business automation processes have created an easier and more efficient method for transacting business, making ePlus the business partner of choice for its customers.

"In the September quarter, we started to realize the benefits of our cost reduction strategies over the past year," commented Phillip G. Norton, chairman, president and CEO of ePlus. "With revenues up 14%, our salaries and benefits and general and administrative costs only increased 3%. This demonstrates that our previous headquarter centralization of most of our internal processing abilities can handle future growth opportunities in a cost effective manner. With the gross margin of sales of product stabilized in the 10% range over the past few quarters, we are holding the line on operating costs and we should continue to realize improved operating results. Our bottom line earnings may still be negatively affected by legal costs associated with our patent litigation over the next few quarters."

Mr. Norton continued, "Our technology sales and services business continues to add customers and capture projects for advanced professional services within our customer base and in conjunction with our major vendor partners. Our focus is on the network of the future and advanced technologies primarily driven by Cisco and HP, and we are the go to partner in many markets. We are aggressively hiring engineers and consultants in major markets to expand our capabilities and double professional and managed service revenues over the next twelve months."

The increase in total revenues this quarter as compared to the same period in fiscal year 2005 was driven by a 15% increase in sales of product to $159 million from $138 million and offset by a 9% decrease in fee and other income from $3.2 million to $2.9 million. Lease revenues were flat at $11.9 million. Total costs and expenses increased 14% to $171 million from $150 million, driven in part by a 17% increase in the cost of sales, product to $144 million from $123 million, a 30% increase in direct lease costs from $2.9 million to $3.8 million, and offset by a 37% decrease in professional and other fees from $2.8 million to $1.8 million. This decrease reflects lower legal costs associated with the company's patent infringement actions, although the Company expects legal costs to increase in the next few quarters in anticipation of a March 2006 trial date in the SAP patent infringement lawsuit in which the Company is a plaintiff.

During the quarter, ePlus announced a new credit agreement with National City Bank, Agent for $35 million, and repurchased 115,300 shares of outstanding common stock at a total cost of $1,453,960. Since the inception of the Company's initial repurchase program on September 20, 2001, and as of September 30, 2005, we have repurchased 2,396,200 shares of common stock at an average cost of $10.42 per share for a total cost of $24,964,091.

Conference  Call  Scheduled for Tuesday,  November 15 at 11 AM.
---------------------------------------------------------------

The Company will host a conference call at 11 a.m. on Tuesday, November 15, 2005. To listen, please call (973) 409-9261 or toll-free (800) 370-0923. Ask to be connected to the ePlus conference call. Live and archived webcasts can be accessed from www.eplus.com/investor. A telephone replay of the conference call will be available by calling (877) 519-4471 or (973) 341-3080, and entering the passcode 6701000 beginning at about 2:00 P.M. on November 10th through November 25th.

About ePlus inc.

ePlus is a leading provider of Enterprise Cost Management solutions to information technology, finance, procurement, operations, and supply chain professionals that want to reduce the costs of finding, purchasing, managing, and financing information technology goods and services. Our Enterprise Cost Management solutions provide sourcing, procurement, spend analytic, supplier management, document collaboration, asset management, professional services, and leasing to ePlus' 2,000+ customers. Profitable since inception in 1990, the company is headquartered in Herndon, VA and has more than 30 locations in the U.S. For more information, visit www.eplus.com, call 888-482-1122 or email info@eplus.com.

ePlus(R) ePlus Enterprise Cost Management(R), and eECM(R) are registered trademarks of ePlus inc.

Fiscal year 2006 results are preliminary and quarterly information is unaudited. Statements in this press release, which are not historical facts, may be deemed to be "forward-looking statements". These statements are based on management's current expectations and believes and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Actual and anticipated future results may vary due to certain risks and uncertainties, including, without limitation, the existence of demand for, and acceptance of, our services; our ability to adapt our services to meet changes in market developments; the impact of competition in our markets; the possibility of defects in our products or catalog content data; our ability to hire and retain sufficient personnel; our ability to protect our intellectual property; the creditworthiness of our customers; our ability to raise capital and obtain non-recourse financing for our transactions; our ability to realize our investment in leased equipment; our ability to reserve adequately for credit losses; fluctuations in our operating results; our reliance on our management team; and other risks or uncertainties detailed in our Securities and Exchange Commission filings.

All information set forth in this release and its attachments is as of November 10, 2005. ePlus inc. undertakes no duty to update this information. More information about potential factors that could affect ePlus inc.'s business and financial results is included in the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2005, and the Quarterly Report on Form 10-Q for the quarter ended June 30, 2005 including (without limitation) under the captions "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," which are on file with the SEC and available at the SEC's website at www.sec.gov. Additional information will also be set forth in those sections in ePlus inc.'s Quarterly Report on Form 10-Q for the quarter ended September 30, 2005, which will be filed with the SEC on or about November 15, 2005.

________________________________________________________________________________


ePlus inc. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(UNAUDITED)

                                                       Three Months Ended
                                                          September 30,
                                                      2004            2005
                                                 --------------  --------------
REVENUES

Sales of product                                 $ 138,065,002   $ 159,408,606
Lease revenues                                      11,911,090      11,916,187
Fee and other income                                 3,209,606       2,917,855
                                                 --------------  --------------
TOTAL REVENUES                                     153,185,698     174,242,648
                                                 --------------  --------------

COSTS AND EXPENSES

Cost of sales, product                             123,342,547     143,741,909
Direct lease costs                                   2,930,271       3,798,228
Professional and other fees                          2,815,485       1,776,496
Salaries and benefits                               14,877,568      15,011,667
General and administrative expenses                  4,435,573       4,975,093
Interest and financing costs                         1,300,648       1,714,770
                                                 --------------  --------------
TOTAL COSTS AND EXPENSES                           149,702,092     171,018,163

EARNINGS BEFORE PROVISION FOR INCOME TAXES           3,483,606       3,224,485
                                                 --------------  --------------

PROVISION FOR INCOME TAXES                           1,428,279       1,305,917
                                                 --------------  --------------

NET EARNINGS                                     $   2,055,327   $   1,918,568
                                                 ==============  ==============

NET EARNINGS PER COMMON SHARE - BASIC                   $ 0.23           $0.23
                                                 ==============  ==============
NET EARNINGS PER COMMON SHARE - DILUTED                 $ 0.22           $0.21
                                                 ==============  ==============

WEIGHTED AVERAGE SHARES OUTSTANDING - BASIC          8,922,104       8,474,301
WEIGHTED AVERAGE SHARES OUTSTANDING - DILUTED        9,252,196       9,070,969

________________________________________________________________________________

        Contact:        Kley Parkhurst, SVP
                        ePlus inc.
                        kparkhurst@eplus.com
                        --------------------
                        703-984-8150